Exhibit 99.(d)

INVESTMENT ADVISORY AGREEMENT

FOR BAILLIE GIFFORD INSTITUTIONAL TRUST

INVESTMENT ADVISORY AGREEMENT made as of October 10, 2025 by and between Baillie Gifford Institutional Trust, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), on behalf of each of the series listed on Schedule A attached hereto (each, a “Fund” and together, the “Funds”), and Baillie Gifford Overseas Ltd., a company incorporated in Scotland (the “Adviser”).

W I T N E S S E T H

WHEREAS, the Trust is engaged in business as an open-end series management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940 and regulated in the United Kingdom by the competent financial services and market regulatory authorities in that jurisdiction; and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services and certain other services to the Funds;

NOW, THEREFORE, the parties hereby agree as follows:

1.            Appointment of Adviser. The Trust hereby appoints the Adviser to act as investment adviser of the Funds for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.            Duties of Adviser. (a) The Adviser, at its expense, will furnish continuously an investment program for the Funds, will determine, subject to the overall supervision of the Trustees of the Trust, what investments shall be purchased, held, sold or exchanged by the Funds and what portion, if any, of the assets of the Funds will be held uninvested, and shall, on behalf of the Funds, make changes in the investments of the Funds. Subject always to the supervision of the Trustees of the Trust, the Adviser will also manage, supervise and conduct the other affairs and business of the Funds and matters incidental thereto, subject always to the provisions of the Trust’s Agreement and Declaration of Trust and Bylaws, each as amended or restated from time to time, and of the 1940 Act. The Adviser, and any affiliate thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered to the Funds hereunder are not impaired. The Trust acknowledges that it is possible that, based on the Funds’ investment objectives and policies, certain other funds or accounts managed by the Adviser or its affiliates may, at times, take investment positions or engage in investment techniques that are contrary to positions taken or techniques engaged in on behalf of a Fund. Notwithstanding the foregoing, the Adviser will at all times endeavor to treat all of its clients in a fair and equitable manner.

(b)            The Adviser shall provide, without cost to the Funds, all necessary office space and the services of executive personnel for administering the affairs of the Funds.

(c)            The Adviser, at its own expense, shall place all orders for the purchase and sale of portfolio securities for the accounts of the Funds with issuers, brokers or dealers selected by the Adviser. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek, on behalf of the Funds, the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the financial condition and execution capabilities of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided by such broker or dealer to any Fund or other accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or in terms of all of the accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion.

(d)            On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other accounts, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the applicable Fund and to such other account.

(e)            The Adviser shall not be obligated under this Agreement to pay any expenses of or for the Trust or any of the Funds not expressly assumed by the Adviser pursuant to this Agreement.

(f)            The payment or assumption by the Adviser of any expenses of the Trust or any Fund that the Adviser is not obligated by this Agreement or otherwise to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expenses of the Trust or a Fund on any subsequent occasion.

3.            Other Agreements, Etc. It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Adviser, and in any person controlled or under common control with the Adviser, and that the Adviser and any person controlled by or under common control with the Adviser may have an interest in the Trust. It is also understood that the Adviser and any person controlled by or under common control with the Adviser may have advisory, management, service or other contracts with other organizations and persons and may have other interests and businesses.

4.            Compensation of Adviser. (a) As full compensation for the services and facilities furnished by the Adviser under this Agreement, the Trust, on behalf of each Fund, agrees to pay to the Adviser a fee at the annual rate provided for in Schedule A attached hereto. Such fees shall be computed and accrued daily and payable quarterly.

(b)            For any period less than a full quarter during which this Agreement is in effect, the compensation payable to the Adviser hereunder shall be prorated.

5.            Limitation of Liability of Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with any investment policy or the purchase, sale, or retention of any security on the recommendation of the Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to any Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

6.            Term, Termination, Amendment and Renewal of this Agreement. (a) This Agreement shall become effective with respect to the Trust on the date first written above. Unless terminated as herein provided, this Agreement shall remain in full force and effect with respect to each Fund for two years from that Fund’s Original Effective Date as set forth in Schedule A and shall continue in full force and effect with respect to that Fund for successive periods of one year thereafter, but only so long as each continuance is approved (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and, in either event, (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)            This Agreement may be terminated as to the Trust or as to any Fund at any time without the payment of any penalty by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable Fund or by the Adviser, on sixty days’ written notice to the other party.

(c)            This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

(d)            This Agreement may be amended in a manner consistent with the 1940 Act, including the interpretation thereof that amendments that do not increase the compensation of the Adviser or otherwise fundamentally alter the relationship of the Trust with the Adviser do not require shareholder approval if approved by the requisite majority of the

Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party.

(e)            Any approval, renewal or amendment of this Agreement with respect to a Fund by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, by the Trustees of the Trust, or by a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, shall be effective to approve, renew or amend the Agreement with respect to that Fund notwithstanding (i) that the approval, renewal or amendment has not been so approved as to any other Fund, or (ii) that the approval, renewal or amendment has not been approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust as a whole.

7.            Use of Name. The Adviser owns the name “Baillie Gifford Institutional Trust” which may be used by the Trust only with the consent of the Adviser. The Adviser consents to the use by the Trust of the name “Baillie Gifford Institutional Trust” or any other name embodying the name “Baillie Gifford” into such forms as the Adviser shall in writing approve, but only on condition and so long as (i) this Agreement shall remain in full force and (ii) the Trust shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Trust at any time or in any place or for any purposes or under any conditions except as provided in this section. The foregoing authorization by the Adviser to the Trust to use said name and initials as part of a business or name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the same; the Trust acknowledges and agrees that as between the Adviser and the Trust, the Adviser has the exclusive right so to authorize others to use the same; the Trust acknowledges and agrees that as between the Adviser and the Trust, the Adviser has the exclusive right so to use, or authorize others to use, said name and initials and the Trust agrees to take such action as may reasonably be requested by the Adviser to give full effect to the provisions of this section (including, without limiting the generality of the foregoing, the Trust agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Trust, the Trust will, at the request of the Adviser made within six months after the Adviser has knowledge of such termination or violation, use its best efforts to change the name of the Trust so as to eliminate all reference, if any, to the name “Baillie Gifford” and will not thereafter transact any business in a name containing the name “Baillie Gifford” in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such name, or otherwise use the name “Baillie Gifford” or any other reference to the Adviser. Such covenants on the part of the Trust shall be binding upon it, its trustees, officers, stockholders, creditors and all other persons claiming under or through it.

8.            Voting. The Adviser will be entitled to give voting instructions to the Funds’ custodian in respect of the exercise of any voting or other rights attached to any investment of the Funds at the discretion of the Adviser or as the Trust may instruct from time to time.

9.            Trading and Administrative Services. The Adviser is authorized to contract with Baillie Gifford & Co. or other affiliated entities controlling, controlled by or under common control with the Adviser for the provision to the Adviser of trading services and administrative services as the Adviser may require. The Adviser will alone be responsible for paying any fees charged and expenses incurred by Baillie Gifford & Co. or such other affiliated entity, in connection with the provision of such services.

10.          Scope of Trust’s Obligations. A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts. The Adviser acknowledges that the obligations of or arising out of this Agreement are not binding upon any of the Trust’s Trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust. The Adviser further acknowledges that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Agreement concerning a Fund are binding solely upon the assets or property of such Fund and not upon the assets or property of any other Fund.

11.            Governing Law. This Agreement is governed by and to be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to conflict of laws principles thereof.

12.            Miscellaneous. (a) This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

(b)            Headings in this Agreement are for ease of reference only and shall not constitute a part of the Agreement.

(c)            Should any portion of this Agreement for any reason be held void in law or equity, the remainder of the Agreement shall be construed to the extent possible as if such voided portion had never been contained herein.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BAILLIE GIFFORD INSTITUTIONAL TRUST, on behalf of each of its series set forth in Schedule A attached hereto

By:	/s/ Michael Stirling Aird
Name: Michael Stirling Aird
Title: President

BAILLIE GIFFORD OVERSEAS LIMITED

By:	/s/ Adam Conn
Name: Adam Conn
Title: Director

[Signature Page to Investment Advisory Agreement for the Baillie Gifford Institutional Trust]

Schedule A

to the Investment Advisory Agreement for the Baillie Gifford Institutional Trust

Funds, Original Effective Date and Compensation to the Adviser

The fee payable by the Trust on behalf of each Fund shall be computed at the annual rate equal to the percentage of that Fund’s average daily net assets noted below:

Fund	Original Effective Date	Assets (in billions)	Annual Fee Rate	Effective Date of Fee Rate

Baillie Gifford Institutional Long Term Global Growth Fund	October 10, 2025	$0 - $2 >$2 - $5 >$5	0.45% 0.41% 0.39%	October 10, 2025

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BAILLIE GIFFORD INSTITUTIONAL TRUST, on behalf of each of its series as set forth above

By:	/s/ Michael Stirling Aird
Name: Michael Stirling Aird
Title: President

BAILLIE GIFFORD OVERSEAS LIMITED

By:	/s/ Adam Conn
Name: Adam Conn
Title: Director

[Signature Page to Schedule A to the Investment Advisory Agreement for the Baillie Gifford Institutional Trust]